Exhibit 99.2
VISTACARE, #11058665
VISTACARE FISCAL Q2 2006 CALL
May 9, 2006, 5:00 PM ET
Chairperson: Douglas Sherk

Operator:	Good afternoon ladies and gentlemen and welcome to the VistaCare Fiscal second quarter 2006 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded Tuesday, May 9th, 2006. I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead Mr. Sherk.

Douglas Sherk:	Thank you operator. Good afternoon everyone. Thank you for joining us for VistaCare’s conference call and webcast to review financial results for the fiscal second quarter of 2006, which ended March 31, 2006.

Before we begin please note that we’ve arranged for a tape replay of this call, which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Tuesday, May 16th, midnight eastern time. The dial in number to access the replay is 800-405-2236 or for international callers 303-590-3000. The pass code required to access the call regardless of the number you’ve dialed in on is 11058665#. In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare’s website www.vistacare.com.

Before we get started during the course of this conference call the company will make projections of a forward-looking statements regarding future events of the company’s beliefs about its operational outlook for the remainder of fiscal 2006 and fiscal 2007. We wish to caution you that such statements are just projections that involve risk and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the company’s filings with the SEC, including form 10K for the fiscal year ended September 30, 2005. In addition the factors underlying the company’s forecast are dynamic and are subject to change and therefore these forecasts speak only as of the dates they are given. The company does not undertake to update them. However, they may do so from time to time and if they so choose they will disseminate to the public.

Now I’d like to turn the call over to Rick Slager, Chairman, and Chief Executive Officer of VistaCare.
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Rick Slager:	Thanks Doug, good afternoon everybody. Thanks for joining us this afternoon. With me today are David Elliot, our President, and Chief Operating Officer and I’m happy to introduce Henry Hirvela, who joined us in late March as our Chief Financial Officer. Henry brings us more than 20 years of experience in senior level finance positions, has a great passion for our business and for the hospice benefit. He’ll be focused on our efforts to significantly improve our financial performance goals and we are truly delighted to have him join our team.

As we disclosed in early March, our results for the fiscal second quarter reflect the approximately $2 million pre-tax operating loss with the Indiana operations and expenses attributable to new certification for the Indianapolis and Terre Haute programs. The results also reflect the approximately $800,000 in development and staffing costs for our five in-patient units. Four of these units were in the initial stages of their operations during the quarter while the fifth was being prepared for opening actually later this quarter. As we discussed with you back in February we expected a net loss in the second quarter. Although we incurred that loss we did successfully address many of the key challenges facing the company. In doing so we can now begin moving towards achieving EBITDA margins consistent with our peers and today we have the leadership, the team, the organizational structure, and focus to execute our plan of growth. If you look back over the past couple of years the first major issue we faced was our Medicare cap liability. To address that impact on profitability we implemented several strategies including the creation of 17 new leapfrog sites and the development of five IPUs. That plan started producing results last year and our actual cap liability generated from operations during fiscal 2005 was more than 40% less than the comparable period of the previous year. For the first half of fiscal 2006 we continue to lower the impact of Medicare cap on our financial performance and continue to expect to accrue $4-5 million for the full fiscal year, which would be another 40% decrease from prior year. Cap, while always requiring a watchful eye, is under control here at VistaCare. The next major issue we faced occurred last fall when two of our largest, most productive programs in our entire system were decertified in Indiana. Today I’m happy to report the highly unfortunate situation is behind us. In a few minutes I’ll ask David to discuss our progress in Indiana, but the message I want to give our shareholders is that we learned our lessons with this experience, we’ve successfully addressed the issues in Indiana, we’ve moved forward there and we’ve undertaken a series of actions throughout the VistaCare organization to reduce the risk of future de-certification. We’ve also operated for nearly one year without a Chief Financial Officer or a Chief Medical Officer. During the quarter we hired the right candidates. Dr. Todd Coté, our new Chief Medical Officer, has been on board now since January and Henry joined us in late March. With two highly qualified, highly experienced, and highly dedicated executives
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in place we’ve significantly enhanced our ability to execute. We’ve also significantly bolstered the operations leadership during the second quarter and David will review these developments in a few moments. Having spent a good deal of time with these leaders recently, I have to tell you that they are very impressive and I believe they are making good progress from an execution perspective. We’ve also completed development of several initiatives implemented during the past two years to position the company for growth and also to mitigate cap and are now beginning to see the results. Four of the five IPUs are up and running and making good solid progress from a financial perspective. The fifth in Lubbock, Texas is expected to open by the end of the current quarter. The leapfrog sites performed at a break-even level during the fiscal second quarter and are poised to become contributors during the second half of the fiscal year. Now is the time for us to begin to perform, to focus on executing our growth plan, and to return this company to profitability and growth. It is time for us to execute. Of our 57 programs throughout the country 1/3 of them are meeting or exceeding plan. Approximately 1/3 of them are relatively new and poised to be contributors and 1/3 meeting and receiving our focused attention. Given that we’ve gotten cap and Indiana behind us and given that we’ve added really solid leadership experience now is the time to start to execute and that’s what we intend to do. Transitions don’t happen overnight and this is one certainly that has not. We have no excuses. We are confident that during the fiscal third quarter you’ll see a solid improvement in our financial performance as compared to our fiscal second quarter and we believe the fourth quarter will continue to demonstrate further improvement. We aren’t going to be making any more projections than those, but we are confident in the direction we are headed. One of the major reasons why we are confident is the positive trend we are seeing in admissions and census. Excluding the internal patient transfers that occurred in Indiana, overall admission growth during the quarter was 7% over first fiscal quarter. At the same time discharges excluding internal patient transfers that occurred in Indiana were down 1% over the first fiscal quarter. We’re encouraged by these results, especially when they are combined with our sequentially flat average length of stay average of 110 days and five-day reduction to 28 days in our median length of stay. While the numbers for the fiscal second quarter don’t show improvement in census, I can tell you that through the month of April and early part of May census has grown steadily and admissions trends continue to be favorable. To give you further detail on our operational performance during the past quarter I’m going to turn the call now over to David Elliot, our President, and Chief Operating Officer. David?

David Elliot:	Thanks Rick, and good afternoon everyone. Let me start by continuing our update on our efforts in Indiana. During our fiscal first quarter of 2006 the four programs directly impacted by the Indianapolis and Terre Haute de-certification, Indianapolis, Terre Haute, Bloomington, and Seymour had
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an average daily census or ADC of approximately 331 patients of which 58 were un-reimbursed compared to 407 patients during the same period last year. During the second quarter these programs had an ADC of 229 patients of which 92 were un-reimbursed compared to 448 patients during the same period last year. Obviously, maintaining the program staffing levels and caring for these patients at our expense had a strong impact on our earnings. As we announced on March 9th, Indiana and CMS surveyors approved a new provider number for Terre Haute and approved the Bloomington program as an alternative delivery site to Indianapolis. At that time we indicated that we expected program surveys with both Bloomington and Indianapolis to be completed by the end of March. As of today these surveys had not been completed, but we believe they are imminent and we plan to communicate any material survey developments. Meanwhile Terre Haute has begun to slowly admit patients while transferring its current patients from the un-reimbursed provider number to the new reimbursed provider number. This transfer of patients in reality is a time consuming process of discharging the patient from one provider number and then admitting the same patient through a standard emission process at the new provider number. By the end of April all un-reimbursed patients had been transferred to the new provider number. In anticipation of the pending surveys, a high priority for Indianapolis and Bloomington second only to deliver high quality care, has been to ensure all Indiana and CMS regulatory requirements and expectations would be met and exceeded. As a result, Bloomington and Indianapolis were not actively seeking referrals during the second quarter. Confident that we are prepared for our surveys in mid-April Bloomington began to actively seek referrals and Indianapolis is expected to do the same this week. As of April 30th the ADC for the month of April for the four Indiana programs was 175 of which 34 were un-reimbursed. In addition to our focus on rebuilding our Indiana programs we continue to drive our leapfrogs, our new alternative delivery sites, to increasing levels of profitability. This quarter the 17 leapfrogs as a group achieved break-even a positive on-going trend that is essential to achieving overall profitability. Last quarter we mentioned the consolidation of four programs in Utah into two. During our last earnings call we discussed the December consolidation of our Lehigh Utah program into the Salt Lake City program and the January consolidation of our Logan program into the Ogden program. In both cases we were able to execute the transition with no impact to patient care while dramatically reducing both operating expenses as well as cap exposure. In fiscal year 2005 the four-year top programs including their respective cap exposure had a negative after-tax impact of approximately $1.2 million, while the current admissions and therefore ADC are relatively low for these programs. The first quarter negative after-tax earnings impact for the Utah programs was less than $100,000. During the second quarter showed a profit. For future analysis and discussion purposes the 17 leapfrogs and 2 Utah sites will be considered core sites with the understanding that these
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sites now have the same challenges our other programs do, how to grow average daily census, deliver the highest quality care and return of acceptable profit margin. Our performance in ADC growth and expense management at our core sites is the current and on-going focus of our management team. Excluding the previously addressed Indiana, Utah, and leapfrog programs the ADC growth at the remaining 35 programs or core sites, was down 3% from the prior quarter and down 5% year -over-year. Part of this core site performance has been driven by the operating result of the two Indiana programs that were not directly impacted by a de-certification, but needed to devote leadership and program team resources to implement and convert to a new documentation system that is intended to better meet the preferences of the Indiana State Department of Health. Also, as mentioned last quarter, we made leadership changes at four major metropolitan area programs that were under performing. These four programs negatively impacted our admission and ADC growth during the first quarter and began to show signs of improvement during the second quarter, with the expectation that they will be back on track by the third quarter. Rick’s mention of the new talent we have in the senior operations management roles, including three new general managers and four new area vice presidents, indicates one of the steps that we have taken to drive improvement in program by program results. In addition, our new Vice President of Patient Care Services, who joined us this past quarter, is working diligently with operations management and each program to ensure the proper staffing model is in place to ensure a high quality care and deliver it in a cost effective manner. With regard to our sales and marketing efforts we have under way, we are emphasizing sales training, discipline, and accountability to re-establish our growth profile. The tenure and productivity of our DPRs continues to increase as we add and replace DPRs on a case-by-case basis. During the second quarter at the cost of $280,000 we implemented a new professional selling skills training program, which is approximately 90% completed. The purpose of this program is to further insure our marketing team is able to present to our referral sources, the benefits referring their respective patients to VistaCare. Admission trends indicate that our teams are focused and productive. At this time I would like to turn the call to Henry Hirvela, our new CFO and my new partner in identifying and implementing the disciplined policies necessary to return VistaCare to profitable growth. Henry?

Henry Hirvela:	Thanks David, and good afternoon to everyone. Let me start by saying how delighted I am to be part of this great organization which does so much to help people and their families through their most difficult times. Taking a look at the performance in the second quarter, due to the inability to admit new patients in the Terre Haute program and the self-imposed slower admission rate in Indianapolis and Bloomington together with the un-reimbursed patient care costs and the impact of these combined
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developments for a full quarter we generated about $2 million in pre-tax operating losses during the quarter from the Indiana operations. As Rick mentioned this is consistent with the guidance that we gave in early March. As David mentioned, developing in-patient units or IPUs are a key part of our strategy to position VistaCare for long-term growth as well as to minimize our Medicare cap liability. Combined, the IPUs generated approximately $800,000 in pre-tax operating losses during the fiscal second quarter. We expect the IPUs to make steady progress and reduce these losses as fiscal 2006 progresses. Our admissions for the second fiscal quarter were up 7% overall and 9% excluding transfers between the Indiana programs. Compared with the second quarter of last year admissions were down 4% overall. Discharges were down 2% overall and down 1% excluding the Indiana programs as compared to the first fiscal quarter of 2006. In addition, discharges were down 3% in the second quarter fiscal 2006 compared to the second quarter 2005. The level of patient care mix was virtually unchanged in the quarter. Patient care labor and SG&A expense for the quarter reflect the lower ADC in the second fiscal quarter compared with the first quarter of fiscal 2006 and also compared to the second quarter of fiscal 2005. As we move into the second half of fiscal 2006 the financial team has focused on working with David and the operations team to review labor costs and SG&A expenses to ensure that they are appropriately aligned with the company’s requirements for growth and profitability. In addition, we will review all of our programs to determine the appropriate future steps that should be taken to improve their overall financial and operating performance.

Our cash flow from operations in the second quarter of fiscal 2006 was negative $502,000. Cash and short-term investments as of March 31, 2006 were $41.1 million compared to $41.3 million at December 31, 2005. VistaCare remained debt-free during the second quarter and made no cap reimbursement payments during the quarter. The focus of the finance team for the remainder of fiscal 2006 will be to support the operations as we grow ADC and focus on continued improvements in patient care and financial performance. Now, I’d like to turn the call back over to Rick.

Rick Slager:	Thanks Henry, I will have a couple concluding remarks when we end the Q and A period, but why don’t we now turn it over for questions.

Operator:	Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your touch tone phone. If you would like to decline from the polling process, press the star, followed by the two. You will hear a three toned prompted acknowledging your selection, and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to pick up your handset before asking your question.
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One moment please for the first question. Ryan Daniels with William Blair please go ahead with your question.

Amanda Hopper:	Hi, actually this is Amanda Hopper for Ryan today. I just had a couple questions. The first few are more housekeeping. Can you guys tell me the total patient days for the second quarter?

Rick Slager:	Total patient days for the second quarter were 458,183.

Amanda Hopper:	Thanks, another housekeeping one, the percentage of your admissions from hospital?

Rick Slager:	The total admissions from hospitals was about 23% and we had total admissions in the quarter of about 4,439.

Amanda Hopper:	I think you mentioned progress with your hiring of sales representatives. How many did you have at the end of the second quarter?

Rick Slager:	On average for the quarter we had 125 DPRs, Directors of Public Relations, if you back out those associated with Indianapolis and Terre Haute the number would be 119.

Amanda Hopper:	Is that a decline from...

Rick Slager:	...yes it is. It’s a decline from the prior quarter. The prior quarter we had 132 DPRs and with an average productivity of 10.1 referrals per month. This quarter, the second quarter although we have a decline in the number of DPRs the productivity increased to 11.6 if I take a look at that same data and back out Indianapolis and Terre Haute who were not active during this past quarter, the productivity was 10.2 referrals per month last quarter and 12.1 this quarter. In addition to the DPRs we have approximately 15 DBDs, Directors of Business Development, where if the program is large enough and we have enough DPRs in the program we also have what I’ll call a sales and marketing manager and that’s what I’m referring to when I refer to the 15 DBDs.

Amanda Hopper:	Okay, that’s helpful thanks. One other question, on the leapfrog sites you had mentioned last quarter, I believe, that the 15 sites outside Indiana were break-even in the first quarter and you’re expecting those to be profitable in the second quarter? Now, this quarter the 17 are break-even is that—there were higher costs than anticipated?

Rick Slager:	I can say the 15 that I originally referred to last quarter were also broke-even this quarter.
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Amanda Hopper:	That’s obviously less than your expectation of being profitable this quarter is that just because higher costs than anticipated?

Rick Slager:	Yeah, it’s primarily driven by ADC growth and the ADC growth wasn’t as strong as I had hoped, but the fact that it continues to be break-even, gives me comfort knowing that we’re prepared for the growth.

Amanda Hopper:	Great, thank you.

Operator:	Our next question comes from Kevin Fischbeck with Lehman Brothers. Please go ahead.

Kevin Fischbeck:	Thank you. You talked a few times about the $2 million investment that you made in the Indiana sites. Is that an expense or is that basically an absence of revenue that we’re talking about?

Henry Hirvela:	We generated approximately $1.6 million loss from operating the Indiana sites in the second quarter. The loss was primarily attributable to providing patient care for approximately 100 patients for which we were not reimbursed. In addition, we incurred approximately 350,000 in additional cost, legal expense, training expense, travel, and consulting fees to get the Indiana programs re-certified which we did in March ahead of the original schedule that we had anticipated. We put a lot of effort in the second quarter to fixing the Indiana problems and getting the programs back on track, but it did have the effect of generating a $2 million cost to us pre-tax loss effectively in the second quarter.

Kevin Fischbeck:	If I wanted to figure out the foregone revenue I’d just get the 8200 patient days and multiply it by 124?

Henry Hirvela:	Actually it should be more than that because we lost census overall in Indiana. If you take a look at Q2 2005 let me see if I—I’m new to the company so you’re going to have to forgive me while I look around here for the statistics on this. You take a look at the 2005 census in the second quarter it was 448 ADC and if you compare that to the census in Q2 ‘06 it was 229 and of the 229 approximately 100 was un-reimbursed. The balance was reimbursed, it was in programs that did not have a problems with their providers numbers, but we lost significant ADC overall. We lost about half of the ADC, so we were not receiving revenues for that 200 + decline in ADC. If you want to take a look at the overall opportunity cost to the company significantly higher than the loss that we incurred in the second quarter.

Kevin Fischbeck:	Then you talked a little bit about, in a press release, and someone commented about actually to improve performance and reduce corporate
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G&A expense, were you talking about reducing that on an absolute basis or.

Henry Hirvela:	...on a go forward basis. We are focused on programs to bring the SG&A expense as a percent of revenues in line with the revenues that we have. Our SG&A expense in the quarter was as a percent of revenues was 37% our target is to move that much lower.

Kevin Fischbeck:	So, it’s as a percentage of revenues not necessarily in actual dollars.

Henry Hirvela:	Thirty-seven percent of revenue is what our actual SG&A expense is as a percent of revenues was in the second quarter of this year.

Kevin Fischbeck:	You’re basically planning on doing that by growing revenue rather than reducing.

Henry Hirvela:	...we’re going to do both. We’re going to grow ADC and we are going to aggressively pursue opportunities to reduce G&A expense in the coming weeks, coming months.

Kevin Fischbeck:	The last question there, excluding the maybe $350,000 of cost you had related to the Indiana sites which I’m assuming are an SG&A. What other items would you look at as far as being able to reduce SG&A going forward?

Henry Hirvela:	We’re going to be looking first at a lot of the non-head count expenses. Items such as consulting fees, which because of the Indiana situation’s been remediated is going to come down, but we feel there is additional opportunity for us to either cut or defer a lot of those types of expenses. Travel will be looked at. We are going to be taking a look primarily at the corporate office first. We’re trying to be very careful as we take a look at cost savings opportunities not to impact adversely the sites and the patient care side of the business. It’s primarily a focus on first a non-head count cost savings and we believe there are several million dollars of opportunity that we have available in that area and then we will very carefully address cost savings in other areas including head count. We will be very thoughtful as we go through this exercise and we will be reporting back to you the results of our work in that area when we report Q3 numbers.

Rick Slager:	David would you like to.

David Elliot:	I think he set the right tone, thanks.

Kevin Fischbeck:	Okay, thank you.
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Rick Slager:	Thanks Kevin.

Operator:	Our next question comes from Darren Lehrick with Deutsche Bank. Please go ahead.

Darren Lehrick:	Thanks, a couple of questions here. First, just want to make this clear in my mind as far as Indiana goes. Do you expect to have all your provider numbers and be fully up and running in the third quarter and could you just comment a little bit more for us as to your competitive position in Indianapolis and what your competitors are doing in response to your issues if you expect to regain all the senses you had within a reasonable time frame or maybe that’s not possible given the competitive landscape. Could you just give us some thoughts there?

David Elliot:	Sure, this is David. First of all I just want to set the stage. I think I mentioned that the April ADC for those four Indiana programs was 175 of which at that time 34 were un-reimbursed. We will use that as the baseline. The other thing I wanted to remind you is that it was during this third quarter in the middle of April that we started accepting patients in Terre Haute and it’s going to be this week that we begin to take patients in Indianapolis. That should be another piece as you begin to put the puzzle together about our rebound, our re-ramp up if you will, in Indiana. Do I expect, and as our goal to get back to the census of 400 for those four programs? Absolutely. Am I naïve enough to think that it’s going to happen overnight? Absolutely not. In many cases out of sight, out of mind as it comes to the referral sources. Our referral sources continue to appreciate and desire our high quality of service. It’s a matter of us getting back out there to remind them, we’re back and we’re here to take good care of your patients again. I’m talking about six to twelve months is what it’s going to take to get back close to, I’ll say, Indiana at full speed again. With the fact that we have all the provider numbers that we requested for in place and the fact that we’re now beginning to accept referrals indicates the worse is behind us and now it’s a matter of earning the business back.

Darren Lehrick:	Thanks for that and can you just comment a little bit on fuel costs and what your expectations are for fuel costs in terms of travel for your staff?

Henry Hirvela:	Fuel costs were higher in the second quarter. As you know most of our care is provided in a home setting an in many of our sites especially in rural areas, the distances traveled is fairly significant so we did have to reimburse and increase the reimbursement for fuel expense to our care givers and that did impact us in the second quarter. If you take a look at our mileage reimbursement costs they were up approximately $500,000 compared to the second quarter 2005. Given that we’ve taken the steps to increase the reimbursement and we wish fuel costs would come down doesn’t look like they’re going to, as a matter of fact they look like they’re
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going to stay at high levels. We expect to continue incurring that cost, but we do not expect an improvement because we don’t see fuel prices coming down anytime soon.

Darren Lehrick:	How much did that increase in the first fiscal quarter, just as a comparison.

Henry Hirvela:	I don’t have that number here with me. I’ll be glad to get back to on that. I’m sorry I don’t have it.

Darren Lehrick:	Okay, thanks Henry. I guess one last thing. Rick, it sounds like you’re feeling a little more optimistic about where you are with these various initiatives and I guess just philosophical question for you. Why don’t you think more about a buy back at this point you have $41 million of net cash and it sounds like things are pointing in the right direction here? I’m just curious why you’re not using your cash for buy backs?

Rick Slager:	Obviously, I don’t think I stated that we weren’t going to do that on this call, but I will say that it has been, as I said in the past, it’s been a regular conversation at the board level and I guess the best way to put it in my mind is when valuations do not approximate performance we will probably take that into very serious consideration. We’ve got to perform. If you didn’t hear one thing, you heard me say, “We have to execute.” Quite honestly if we start to execute and the market doesn’t appreciate the performance then we’ll be back in looking very seriously at buying our stock, I think now is the time for us to seriously begin to evaluate that issue. I think the market’s hung in there with us through two years. It hasn’t been the easiest of two years and now it’s time to execute. We’ll see what happens. It’s not something that we won’t do, it’s just something that we haven’t felt the need to do at this point, but certainly something we’ll be considering.

Darren Lehrick:	Thanks.

Rick Slager:	Thank you.

Operator:	Our next question comes from Eric Gommel with Stifel Nicolaus. Please go ahead.

Eric Gommel:	Good afternoon. I may have missed this but, what is your expectation on the inpatient unit’s time frame for them for them to break-even at this point?

David Elliot:	Eric, this is David. Our estimate is that each unit will take approximately six months possibly eight months to break-even depending upon the market it’s in. Right now our target is to have all five of our IPUs as a group to break-even before the end of the year with the understanding that
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different situations will drive different results and I’ll keep you posted on a quarterly basis.

Eric Gommel:	The end of the fiscal year I’m assuming?

David Elliot:	Yes, sir.

Eric Gommel:	You talked about a 1/3 of your programs I guess as challenged programs. I’m assuming that you’re looking at all strategies with these programs if you can’t improve the operations you’d look to shutter or maybe sell off or close any of these programs or is that something—is it too early in the process to even think about that? I’m curious just given what you’ve done in Utah, are all options on the table?

David Elliot:	Yes and that’s exactly what I was going to do Eric is point to Utah as an example where and I’ve told you this before, but I give most of the credit to the team themselves and Utah, who realized that we were not cost effective with our four programs and they of their own suggested the consolidation with the understanding that we needed to still deliver high quality care. That’s a great case study of where we’re able to continue to deliver high quality care, reduce our expenses, and bring those programs to profitability. So, yes, all options are on the table. We’ll never take it lightly and what I’m referring to is leaving a market and terminating very good employees who deliver high quality care. Based on program-by-program situation we must consider each program unto itself with the understanding that we’ll make a decision based on how best to use our resources to grow the company.

Eric Gommel:	My last question, Rick you made a comment that there were some things you did in Indiana that I guess got you into some of the survey related issues the things that you don’t want to replicate in other programs. I’m just curious what were the issues or maybe the things that happened in Indiana that might have caused some of the survey issues?

Rick Slager:	I can tell you that I don’t want to get into a lot of specifics. I don’t think it does any good for a lot of different reasons. Let me kind of give you a little bit of a sense of what I’m referring to there. We had naïvely continued to operate without any kind of real protection from having relationships politically, having relationships within the state, having relationships with the state associations, having some of those things that actually, I think, could have been very helpful to us early on in the process. I think that because we’ve been through so many surveys that so many of our peer group have, and the success that we’ve had in going through that process I think that one of the initial issues were raised we were a little more complacent than we should have been. We should have reacted a little quicker to some of the situations. As I’ve said earlier and I
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have to be a little sensitive to this, I still am confused as to how two programs of the magnitude and of the quality that these two programs could go through a de-certification at the same time. I think we have to be more ready to respond and also certainly it just has increased our own efforts toward the compliance side of this business at all of our sites. It’s been a wakeup call, but obviously something that will make us stronger in the long run.

Eric Gommel:	Thank you.

Operator:	Our next question comes from Balaji Gandhi with Oppenheimer. Please go ahead.

Balaji Gandhi:	Thank you. I was just hoping you could maybe give us an idea what the length of stay in Indianapolis may have been historically and where it is now, just as we try to build up the census in that market?

Rick Slager:	The length of stay historically, I don’t have the exact numbers in front of us. That was one of our shortest length of stay sites in the company. We have a tremendous referral relationship in the Indianapolis market. It has always been a market that we’ve had great success in, but I will say that the length of stays have never been long. We’ve historically run at 87-88 days years ago and now in the 100-110 days quite honestly, it would have been close to half that probably when it was in it’s peak. It was one of our sites that actually grew very quickly, was very large, but it grew by a lot of admissions. It’s one of the reasons when you look at our admissions. Our admissions had been down since September. We have not admitted a patient to Indianapolis or to Terre Haute or to Seymour or to Bloomington in essence for all intents and purposes, since September 1st of last year. That’s four programs, two of which, Terre Haute and Indianapolis, were one of our highest admission number sites we have. When we’re starting to report as I said, we talked a little bit about optimism, but when we’re starting to report 4,435 admissions in the quarter and that’s still not really with any real impact from Indianapolis, Terre Haute, Seymour, or Bloomington. You can see why I’m starting to think that things are turning and we do—I just got back from all four of those sites actually, two weeks ago and it was interesting to me to find that the referral sources were anxiously awaiting our acceptance of patients. In fact, during the week I was in Indianapolis I think we had ten referrals that we did not take because we were still waiting for the final survey from the state. I’m fairly confident you’re going to see some really great activity coming from those sites, if that helps you.

Balaji Gandhi:	Okay great and just one other thing. It looks like you’ve got $13 million in cash and the rest in short-term investments given that you’re cash flow negative this quarter, just looking at cap payments and IT capital expenditures, etc. Do
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you feel like you’re going to probably dip into the short-term investments then in the next couple of quarters?

Henry Hirvela:	At this point it’s too early to say definitively what our cash from investing activities is going to be. I believe if we get the operational turnaround that we’re seeing, with the increase in the ADC as we move into the third quarter here we were only slightly negative in cash flow from operations a half a million dollars as I mentioned in my remarks. The investing activity is going to be the swing piece as we go forward and we have a number of initiatives that we’re looking at including a major initiative in the IT area to significantly upgrade our electronic medical records capability, frankly the institute in electronic medical records capability here at the company we’re currently evaluating that. It’s similar to what Odyssey has done in the EMR area with their IT system and we’re taking a look at that. We may have to review this with the other members of senior management and the board, but we’re taking a look at initiatives like that. I think that also, the other piece that we need to take into account when we’re looking at our cash balances is, the cap reimbursement payments. We made a cap reimbursement payment in the first quarter of this year about $6.1 million. We probably will be looking at another cap reimbursement payment probably in the fourth quarter I think is our best estimate. Those are really the items, the large items I think the operations hopefully will be cash flow positive. Certainly that’s what we’re working towards in the third and fourth quarters. Then we’ll just have to see what initiatives we will need to undertake as a company to support operations and then also where the cap reimbursement payments come out in the last half of the year.

Balaji Gandhi:	Thank you.

Operator:	The next question comes from Kemp Dolliver with Cowen and Company. Please go ahead.

Kemp Dolliver:	Hi, thanks and good afternoon. First question relates to a couple of comments that you all have made with regard to census being I guess a little bit disappointing. Could you give a little more detail with regard to what you’re seeing and do think you understand what’s accounting for any of the census shortfalls that the sites impacted?

David Elliot:	Yeah, this is David. First of all we talked about the impact of those four programs in Indiana going from year-over-year mid 400s to 175 that’s a big impact on ADC. The other issue with the two other Indiana programs that we did not break out who were impacted indirectly based on the fact that we asked them to focus more on insuring that they’re in alignment with the Indiana state department of health and actively seeking referrals although they were, but their number one job was to make sure
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they were up to snuff with regard to Indiana. I also mentioned the four major metro programs where I had leadership turnover, which was intentional based on the poor performance that we were experiencing. That definitely impacted this second quarter results and I expect that to be on track. Also, Rick mentioned, the programs that we need to pay more attention to the majority of them being the newer leapfrog programs and we’ve got to drive them to profitability and the way to drive them to profitability is to coach and work with them on driving ADC.

Kemp Dolliver:	That’s good. Is there any common themes say, environmentally with some of these major metros I think there’s a lot more competitive activity or more entrenched non-profit competitors for instance, if they’ve been chronic problems that pop up every six to twelve months for instance.

David Elliot:	Kemp, there’s no question, there’s certainly more competition. I think NHPCO at the last board meeting talked about 600 new providers in the last two years in this space and certainly the number of patients being cared for has increased, but when you start to divide that up with the 20% increase in your number of providers it’s obviously going to have a toll. The reality of this is for us, certainly some of the markets we’re in are feeling more than other markets, but I wouldn’t say it’s across the board. In fact, quite candidly, now that we have had about a month and a half under our belts since the last quarter as I mentioned a little earlier. Our admission trends were up, even in the quarter from the previous quarter and they’re continuing to fairly healthily, and that is as I said in my comments, that actually adding to our ADC at a nice very steady rate. Is it out there? Absolutely. Actually though in some instances it actually helps that there’s new providers because more people are hearing about hospice. We’re certainly not at a point of, “Oh, my gosh where are we going to find our patients.” I think we have to get better in our marketing skills, in our delivery of services, as we do those two things I can tell you as those two things are happening we’re finding out that we’re getting back to admission rates or actually exceeding admission rates we’ve had previously, so there hasn’t been as you know some more direction toward shorter length of stay to longer length of stay as we balance out some of these programs and I think now that we really feel that cap is something that we can manage, we are going to start to see a nice up tick in our ADC and admissions even though the competition has increased.

Kemp Dolliver:	That’s helpful, just one other question that relates to head count. Where do you stand year-over-year and where do you think it’ll settle out by the end of the fiscal year?

David Elliot:	This is David. Our head count relatively speaking is flat. Honestly that’s appropriate because what we’re trying to do is be more effective and do more with less. As far as me anticipating where our head count is going to
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be in the future, that’s truly a function of how many patients we can provide the hospice benefit to. The more patients we provide to it’ll allow us to grow to serve those patients, but right now our head count is flat.

Kemp Dolliver:	Okay, and that’s year-over-year or even sequentially?

David Elliot:	That’s definitely sequentially and I don’t have year-over-year in front of me.

Kemp Dolliver:	Okay, fair enough. Thank you.

David Elliot:	Kemp understand this, you know, obviously one of the reasons our SG&A was shot up is that it did stay flat. The easy response to the Indianapolis, Terre Haute situation would have been to cut heads, but the reality of it is by keeping our people in place and by continuing to provide services to our patients even though it was un-reimbursed I think it had a lot to do with both CMS and Indiana coming around quickly and re-certifying those programs. It hasn’t taken an up tick, it certainly has taken an up tick as a percentage of revenues because we had such a dip in the revenues, but we so feel that we’re staffed very appropriately in a go forward basis with growth, but we’ve got to see the growth.

Kemp Dolliver:	Right, thanks again.

David Elliot:	Thanks Kemp.

Operator:	Our next question comes from Eric Percher with Thomas Weisel Partners. Please go ahead.

Brad Martin:	How are you doing, this is Brad Martin stepping in for Eric. Just trying to get a little more color as to what’s going on with the core business. I’m trying to figure out what a good run rate, growth rate for the core business would be in terms of ADC and then just wanted to get a little more color on Medicare cap. How you guys are getting improvement there even though your average length of stay is staying flat. Thanks a lot.

Rick Slager:	I gave you some visibility on the same site or core business by indicating that our census at those 35 core sites fell quarter-to-quarter 3% and year-over-year 5%. At the same time I explained that was primarily driven by the four metro programs where I replaced management and the two Indiana programs that were indirectly impacted by our issues in Indiana and finally the need to focus on the leapfrog programs and drive them to higher levels of profitability. The same site or core site growth is something we’re focused on and we’re taking immediate actions.
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Henry Hirvela:	Let me respond to your question about why is cap being impacted in a positive way while average length of stay has sustained fairly constant. What we’ve done is gotten a lot better at basically the patient mix populating our sites with a balanced patient mixed population in the past what we had were five, six, maybe seven sites that hit cap. Two or three of which hit cap in a real big way because when you look at an ADC of a company that has 50+ sites with the average length of stay it can be somewhat not a true test of what the average length of stay is at an individual site. What we’re seeing now are more sites that are closer to the cap but with a balanced patient mix. The perfect operation metric for this business is if you’re able to run your programs literally right at the cap number because now you’re getting your maximum length of stays with the patient population that utilizes the full benefit, so quite honestly, the nice thing is we don’t have the one or two programs that are spiraling out of control or spiraling and really creating the big cap impact we now have a few sites, more sites though that are just right kind of flat at the number which is something that becomes manageable.

Brad Martin:	Thanks a lot. I guess I just didn’t understand how if your number of in-patient days mix of patient care is that [inaudible] unchanged year-over-year?

Rick Slager:	It’s basically your patient mix population meaning the types of patients you’re caring for there are certain disease states that have historically longer length of stays and there are certain disease prognosis’ that have shorter length of stay, so the issue is how do you as you build a site get a balanced patient mix that’s not heavily weighted with either very short-term or very long-term stays, but a more balanced approach. I don’t think we, as an industry, can tell you what is the optimal medium length of stay or average length of stay. I think the issue is can you run your program effectively and manage through patient mix a patient population that allows you to maximize your greatest efficiency and that’s really—we’ve spent the time, we’ve spent the last two and a half years on cap and looking at every disease state and looking at length of stay for every disease and understanding what constitutes typically cap exposure. I think we have a better handle on how to approach that and to in essence maximize, get closer to maximizing length of stay without exceeding the cap.

Brad Martin:	Okay thanks a lot. Have a good one.

Rick Slager:	Thank you.

Operator:	Our next question comes from Jeff Moore with Ares Management. Please go ahead.
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Jeff Moore:	Thanks for taking my call. Just three real quick ones, Rick you might have just cleared up the first of them. Is it fair to assume as it pertains to your programs in Indiana that throughout the course of this process that you guys have been able to retain the preponderance of your care givers such that as the ADC ramps up you really got the care giver capability in place?

Rick Slager:	That’s exactly right.

Jeff Moore:	Secondly, if we could get you to comment maybe with a little bit more clarity on SG&A you talked about trying to work that down over time. From the 37% that exists today any sort of target there that you guys would care to comment on, and over what time frame?

Rick Slager:	I could tell you that we have stated on previous calls that we expect by the end of ‘07 to be back at normalized and competitive bottom line margin kinds of numbers and those are, as we’ve said in the past, we believe that this is a low teens kind of margin, business. To me that is very doable. To do that we should be running, certainly competitive, with our peer group in terms of our SG&A costs. As well as our straight nursing costs and quite honestly, we aren’t there. We aren’t there for a number of reasons, but in my mind you ought to be running an SG&A that is below a 30% number and you ought to be running that patient care cost that’s about 60% and you do that and all of a sudden you’ve got 10% that hits your EBITDA and that’s where more of the industry norm is 10-12% from an EBITDA margin perspective. It’s very doable, obviously when you’re fighting cap and you’re fighting de-certifications and you’re basically starting 17 new programs and five new IPUs all those metrics kind of get thrown out of whack, but that’s why we’re feeling so good about our position going forward we’ve got now the IPUs, at least four of them are up and operating and we’ve got the 17 new sites that are back to now they’re break-even to profitable. We should now be driving those margins to the kind of margins that the industry has historically demonstrated.

Jeff Moore:	Great, and finally, you commented again this quarter on the market leadership and the fact that there’s been some continued culling there Rick. Is that process from, the best you can tell, essentially complete now or how much more of that may be to come?

Rick Slager:	I guess I’m not sure what your question is. I’m sorry I’m trying to—culling did you say?

Jeff Moore:	Culling, you know, sort of replacing people at the market leadership level that sort of had been under performers.

Rick Slager:	Oh, I see what you’re saying. No, what we’ve done—yeah certainly have made the changes in our personnel that needed to be made in order to get
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back to those margin levels that we’ve talked about. Quite honestly, some of you may know and probably most of you don’t, those of you who don’t I don’t blame you. I’ve been on the road for like the last 90 days visiting every single one of our sites and I will tell you that I’ve told the people back here a part of my optimism is just from the mere fact that we have the site leadership now at our sites unlike anytime in our past that have that ability to grow this business and at the same time the area leadership and some of the general manager leadership that David has put into place. We’ve never had this kind of leadership before. Now that the bigger issues that we’ve had to battle I believe are not certainly totally behind us, but certainly behind us enough that the focus can be put back into the driving execution and operations. I thing we are now ready to do that.

Jeff Moore:	Great. Thank you Rick.

Rick Slager:	Thank you.

Operator:	Our next question comes from Matthew Ripperger with Citigroup. Please go ahead.

Gia:	Hi, thanks very much. This is Gia for Matt Ripperger. I just have one quick question here to clarify if I understand this correctly. Looking at your admissions increase in the quarter sequentially it looks like even excluding the patient transfers, your admissions were up roughly 250 patients. While your ADC were actually down roughly 300. I was wondering if there was anything in terms of these charges you saw in the quarter that disproportionately higher than historical trends?

David Elliot:	Hi Gi, this is David. You’re right in the numbers as far as the increase is concerned in admissions from up 9%. The good news is that the discharges, again excluding transfers, were down 1%. We expect the average daily census slowly but steadily to catch up to that positive trend.

Rick Slager:	The actual admissions when you exclude Indiana, was 351 more admissions this quarter than last quarter so, not as insignificant as David said, 9% when you exclude Indiana. The problem with that is those admission certainly are across the board excluding Indianapolis and Terre Haute and Bloomington, and Seymour and if you look at where did we drop significantly, those programs without taking in new patients, those dropped very rapidly. Understanding that certainly in Indianapolis where we had very high or very short length of stays historically, you go five months and you don’t admit any patients you rarely barely have a program after five or six months. That was a 200+ patient census site so, I will tell you that the disparity is in we are getting, which was our original target, shorter length of stay patients at some of the sites and particularly at cap sites or cap exposed sites and at the same time we had two of our major
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programs during that entire period that literally we’re not accepting any patients. You take the two combined and it doesn’t look pretty.

Henry Hirvela:	I’d also add to Rick and David’s comments. The ADC statistic is an average for the quarter and if you take a look at the admissions trends, the admissions were increasing toward the end of the quarter so, I think that that would be born out Rick and David by the growth in ADC that occurred subsequent to the close of the quarter so that’s something David, I’d ask you to comment and make sure I’m—like I said I’m new to the business and I don’t want to.

Rick Slager:	You stated it correctly, nice work.

Gia:	Okay, great thanks very much.

Operator:	[Operator instructions] The next question comes from Dawn Brock with JP Morgan. Please go ahead.

Dawn Brock:	Hi guys, how are you doing? Quick question, we’ve got the 17 start ups ramping we’ve got the five IPUs ramping. What are your plans for any new expansions, acquisitions, anything on that front?

Rick Slager:	Acquisitions are something we are always looking at, yet at the same time have not been very aggressive on for a number of reasons that we’ve talked about certainly at all the investor conferences. In terms of new sites, the only discussion we’re having with regards to new sites are there are several opportunities that we have out there, but it’s not going to be 15 in a year, it might be a couple that we see as opportunities to grow. They may be an ADS or an alternative delivery site leapfrog or they may be a freestanding because we do see a couple spots that are good markets, but we’re talking about less than a handful if at all. On the other side, the IPU side I think as a company as we’re going through the ramp up of these five IPUs that we have, we’re starting to recognize the benefit of admissions to both the home care side as well as the IPU side and from a competitive positioning perspective know that we’re going to have to do more IPUs so that is something, they don’t happen overnight and we’re not looking at opening anymore before the end of this fiscal year, but I do see over the course of the next year, year and a half, certainly that we could add another handful of those in the appropriate locations.

Dawn Brock:	Just as far as cap mitigation is concerned it’s probably safe for us to assume at this point that any ADCs that you add from or ADSs that you add from this point on would be demand driven versus cap mitigation driven?
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Rick Slager:	I would say that’s mostly the case. One or two that we might think about from a cap perspective if one of our sites, we start to run into a barrier and it’s been a great site and it just needs to—we need to expand its geographic region, but we’re not seeing that now. The focus right now on new site development, which again, is not a major focus, there are two or three locations that we are interested in. They are truly demand opportunities versus cap mitigation.

Dawn Brock:	Okay, great. Thank you.

Operator:	Our next question comes from Keye Chow with Palmyra Capital. Please go ahead.

Keye Chow:	Hey guys. A couple questions, first regarding the increase sequentially in-patient care costs. I think you guys mentioned that gasoline prices might have accounted for about half a million of that. What were other factors that given head count was relatively flat?

Rick Slager:	We did have a slight increase in head count primarily to staff the IPUs that were open during the quarter. We increased nurse head count by 10 FTE in the quarter. Overall labor and benefit expense compared to the first quarter was up 3% labor and benefit expense for patient care. The biggest item there was the employer tax expense for FICA, which happens every year in the first calendar quarter of the new tax year, beyond that labor and benefits was fairly modest increases. Some of the other patient care expenses were up it was primarily purchase services which was driven by a couple of factors one of which of course was the higher IPU counts, but beyond that David I really don’t think we saw any major changes or variances in patient care expense except for those.

Keye Chow:	Going forward are there opportunities for potential dollar cost reductions in the patient care cost line?

Rick Slager:	David one of the easiest ways to reduce those costs as a percent of revenue is getting Indiana back up and running and having our new IPUs filled with beds. As we do that our staffing will be more effectively used. Also working with me as a long list as I mentioned in the prepared comments are VP of Patient Care Services is updating our staffing model based on our patient mix and our respected characteristics of each program to assess whether we have an appropriate staffing model for each program are we delivering high quality care as cost effectively as possible and Henry and I and our VP of Patient Care Services are working on that now.

David Elliot:	I’d add to that as Rick mentioned before there is a significant amount of operating leverage in the organization today and as we ramp ADC our objective will be to maintain, hold the line on patient care costs and on
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increasing staffing basically to fully utilize the existing infrastructure that we have to generate additional gross margin dollars. We think that there’s opportunity there and also opportunity to focus on being more efficient in the patient care area. In the Information Technology area there are significant opportunities I believe, for us to become more efficient and to improve the processes that will support higher levels of patient care and customer service going forward. We have a lot of opportunity there.

Keye Chow:	Okay, just a quick follow on then with respect to the accounts receivable levels, they’ve been elevated this past quarter and the prior quarter. Can you just comment on that?

Rick Slager:	Sure, I’d be glad to if you give me one moment to pull out my statistics here. Sorry while I’m fumbling around for a schedule. The accounts receivable was up about 2.9% from the first quarter. The balance in Q1 was about $39.3 million and in the second quarter we ended up with accounts receivable about $40.4. The increase of $1,130,000 was primarily associated with five state Medicaid programs. We were delayed in billing particularly under the Ohio Medicaid program because of some systems changes so that was the primary reason accounts receivable was higher. The situation has been mitigated and we should see a return to more normalized levels of accounts receivable, of course accounts receivable as ADC grows will continue to grow, but it will be more of the normalized relationship as opposed to what happened in Q2.

Keye Chow:	Great, thank you.

Rick Slager:	Thank you.

Operator:	This does conclude our question and answer session, I’d like to turn the call back over to management for any closing remarks they may have.

Douglas Sherk:	Thank you all for joining us today as you can tell it’s nice to get back to the business as usual it’s great to have our programs now all certified and back to really driving what has to be driven and that’s our execution going forward. Thank you all for being on this call, I truly do look forward to our next chance to speak and I think it’s the first part of August. With that I will conclude and just tell you that we’re on our way back. Thanks bye-bye.

Operator:	Ladies and gentlemen this does conclude the VistaCare fiscal second quarter 2006 conference call. You may now disconnect and thank you for using ACT Teleconferencing.
END
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